EXHIBIT 11

                          COLLINS & AIKMAN CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                       IN THOUSANDS, EXCEPT PER SHARE DATA
                                   (UNAUDITED)



                                                                                                  FISCAL YEAR ENDED
                                                                                   DECEMBER 28,        JANUARY 27,      JANUARY 28,
                                                                                       1996                1996            1995
                                                                                -------------------  ---------------- -------------

Average shares outstanding during the period................................              68,789            70,015           51,338
                                                                                -------------------  ---------------- --------------

Incremental shares under stock options computed under the
   issuer's stock during the period.........................................               1,119             1,179            1,567
                                                                                -------------------  ---------------- -------------

     Total shares for primary EPS...........................................              69,908            71,194           52,905
Additional shares under stock options computed under the
     treasury stock method using the ending price of issuer's stock..........                 30                40          -
                                                                                -------------------  ---------------- -------------
     Total shares for fully diluted EPS.....................................              69,938            71,234           52,905
                                                                                ===================  ================ =============
Income (loss) applicable to common shareholders:

     Continuing operations..................................................    $         33,111     $     207,222    $     (55,100)

     Discontinued operations................................................              14,323              (781)          34,416
                                                                                -------------------  ---------------- -------------
     Income before extraordinary loss.......................................              47,434           206,441          (20,684)

     Extraordinary loss.....................................................              (6,610)          -               (106,528)
                                                                                -------------------  ---------------- -------------


     Net income (loss)......................................................     $        40,824      $    206,441     $   (127,212)
                                                                                ===================  ================ =============
Income (loss) applicable to common shareholders:


Income (loss) per primary and fully diluted common share:

     Continuing operations..................................................    $            .47   $          2.91    $       (1.04)

     Discontinued operations................................................                 .20              (.01)             .65

     Extraordinary loss.....................................................                (.09)             -               (2.01)
                                                                                -------------------  ---------------- -------------



     Net income (loss)......................................................    $              .58   $        2.90    $       (2.40)
                                                                                ===================  ================ =============
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